Exhibit 99.02

SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

Title of Each Class	Name of Each Exchange on Which Registered
Common Stock, Par Value $2.50 Per Share	New York Stock Exchange
Warrants (expiring January 19, 2021)	New York Stock Exchange
5.75% Series A-2 Junior Subordinated Debentures	New York Stock Exchange
4.875% Series A-3 Junior Subordinated Debentures	New York Stock Exchange
Stock Purchase Rights	New York Stock Exchange

AIG 2013 Form 10-K

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